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                              EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT (this "Agreement"), dated as of this 15th day of February, 1996, by and between Catalina Coatings, Inc., an Arizona corporation (the "Company"), and David G. Shaw, an individual, residing at 1041
E. Calle Mariposa, Tucson, Arizona 85718 ("Employee").

                              W I T N E S S E T H:

                  WHEREAS, the Company wishes to employ Employee, and Employee wishes to accept such employment, all upon the terms and conditions herein contained;

                  NOW, THEREFORE, the parties hereby agree as follows:

                  1. Term. Subject to the terms and conditions of this Agreement, the Company hereby employs Employee, and Employee hereby accepts such employment, commencing as of the date hereof and ending on the fourth anniversary of the date hereof unless this Agreement is earlier terminated in accordance with the provisions of Section 7 (the "Term").

                  2. Duties of Employee.

                     (a) General Duties. During the Term, Employee shall be employed by the Company as its President and technical director and shall have day-to-day responsibility for administration and product and technology development. Employee shall report directly to the Board of Directors of the


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Company (the "Board") or to a duly designated representative of the Board.
Employee acknowledges that Employee's duties may be reasonably changed by the Board, and Employee will serve the Company in such other capacities and with such other duties and responsibilities as may be reasonably determined by the Board. Notwithstanding the foregoing, Employee shall in no event be required to relocate his place of residence from Tucson, Arizona. The duties and services to be performed by Employee hereunder are collectively referred to herein as the "Services."

                     (b) Other Duties and Obligations. In addition to performing the Services described in Section 2(a), during the term of this Agreement, Employee shall:

                           (i) perform the Services hereunder, subject to, and
                  in accordance with, the reasonable directions of the Board;

                           (ii) comply with and be bound by the operating
                  policies, procedures, standards, regulations and practices of the Company that are in effect from time to time during Employee's employment with the Company;

                           (iii) be generally available and readily accessible
                  to Company personnel by telephone, e-mail and facsimile at all reasonable times.

                           (iv) not engage in any unethical, dishonest,
                  fraudulent behavior; or intentionally or deliberately cause or attempt to cause an injury to the Company; or steal, convert, misappropriate or wrongfully and willfully use or disclose any proprietary information or trade secrets of the Company; or breach any provision of the Confidentiality Agreement as defined in Section 6 hereof.

                  3. Representations of Employee. Employee hereby represents and warrants to the Company that he is free to enter into and fully perform this

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Agreement and the agreements referred to herein without breach of any agreement or contract to which Employee is a party or by which Employee is bound.

                  4. Exclusive Service. Employee shall devote his full working time, energy, skill and efforts exclusively to the performance of the Services for the Company and shall apply all his skill and experience to the performance of the Services and the advancement the Company's interests. Employee shall not do anything inconsistent with the performance of the Services hereunder. Notwithstanding the foregoing, Employee may engage in outside investments so long as they only occupy a nominal amount of Employee's time.

                  5. Compensation.

                     (a) Salary. In consideration for the Services rendered by Employee hereunder, the Company shall pay Employee a salary of $150,000.00 per year (the "Salary") and any increases to the Salary shall be made at the option of the Company, in its sole and absolute discretion.

                     (b) Expenses. During the Term, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder in accordance with the existing policies of Presstek, Inc., the parent of the Company("Presstek"), provided that Employee properly accounts therefor in accordance with the Company's policy relating thereto.

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                     (c) Benefit Plans. Employee shall be entitled to
participate in or receive benefits under any employee benefit plan or arrangement currently available, or made available by the Company in the future, to its employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement and consistent with the benefit plans of Presstek for employees at a level comparable with that of Employee.

                     (d) Vacations, Holidays and Sick Leave. Employee shall be entitled to the number of paid holidays, personal days off, vacation days and sick leave days in each calendar year as are determined by the Company from time to time for its employees (prorated in any calendar year during which Employee is employed under this Agreement for less than the entire such year, in accordance with the number of calendar days in such calendar year during which he is so employed), provided that Employee's continuous service date shall be deemed to be January 1, 1991. Vacation may be taken in Employee's discretion, so long as it is not inconsistent with the reasonable business needs of the Company. Employee shall be entitled to accrue from year to year all vacation days not taken by him. The vacation policy of the Company, including the foregoing expression of Employee's entitlement, shall in all instances be made consistent with the policy of Presstek for employees of the same or similar level as Employee.

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                     (e) Key Man Life Insurance. If in the sole discretion of
the Board of Directors of the Company the Board shall deem it appropriate to acquire so-called key man life insurance on the life of Employee, Employee shall cooperate with the Company to secure, for the Company, a key man life insurance policy on the life of Employee in an amount determined by the Board, to be paid to the Company upon Employee's death.

                     (f) Base Salary Not Affected by Other Benefits. None of the benefits to which Employee is entitled under any of the provisions of Sections 5(b) - 5(g) hereof shall in any manner reduce or be deemed to be in lieu of the Salary payable to Employee pursuant to Section 5(a) hereof.

                  6. Confidentiality and Non-Competition Agreement. All obligations of the Company hereunder, including, but not limited to, its obligations to employ and compensate Employee shall be subject to the execution and delivery of the Confidentiality and Non-Competition Agreement of even date herewith executed and delivered by the Company and Employee (the
"Confidentiality Agreement").

                  7. Termination. Anything in this Agreement contained to the contrary notwithstanding, Employee's employment hereunder shall terminate forthwith upon the earlier to occur of the following:

                           (a)  Death.  Upon the death of Employee.

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                     (b) Disability. At the option of the Company, in the event that the Board determines that Employee suffers from Disability (as hereinafter defined) so as to be unable to substantially perform his duties hereunder for an aggregate of one hundred and eighty (180) calendar days during any period of twelve (12) consecutive months. As used in this Agreement, the term "Disability" shall mean the material inability of Employee to render the Services due to physical and/or mental infirmity in the opinion of a majority of the entire membership of the Board set forth in a resolution giving the particulars thereof, which opinion is concurred to by a physician or psychiatrist selected by the Board of Directors of the Company.

                     (c) Cause. The Company may terminate Employee's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate Employee's employment hereunder upon (i) the continued failure by Employee to substantially perform his duties hereunder in a manner which amounts to gross negligence (other than any such failure resulting from Employee's incapacity due to physical or mental illness) after demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes Employee has not substantially performed his duties, or (ii) the engaging by Employee in misconduct that is materially injurious to the Company, monetarily or otherwise, or (iii) the violation by Employee of the Confidentiality Agreement.

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                     (d) Notice of Termination. Any termination of Employee's
employment by the Company (other than termination pursuant to Section 5(a) hereof) shall be communicated by written Notice of Termination to Employee. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.

                     (e) Date of Termination. "Date of Termination" shall mean
(i) if Employee's employment is terminated by his death, the date of his death,
(ii) if Employee's employment is terminated pursuant to Section 5(b) hereof, thirty (30) calendar days after Notice of Termination is given, (iii) if Employee's employment is terminated pursuant to Section 5(c) hereof, the date specified in the Notice of Termination, and (iv) if Employee's employment is terminated for any other reason, the date on which a Notice of Termination is given.

                  8.  Payments and Benefits Upon Early Termination.

                  Upon the termination of this Agreement prior to the expiration of the Term, the Company shall pay Employee:

                                  (i)  his Salary through the Date of
                  Termination at the rate in effect at the time of Notice of Termination is given or, in the case of the death of

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                  Employee, the Date of Termination, payable at the time
                  such payments are due; and

                                  (ii)  all other amounts to which Employee is
                  entitled, including, without limitation, expense reimbursement amounts accrued to the Date of Termination and amounts under any benefit plan of the Company, at the time such payments are due.


                  9. No Continuing Waiver. Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of the Company or Employee.

                  10. Notices. All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given, if delivered in person or by courier, telex or by facsimile transmission or sent by registered, express or certified mail, postage prepaid, addressed as follows.

         If to Employee:                             David G. Shaw
                                                     1041 E. Calle Mariposa
                                                     Tucson, Arizona 85718

         If to the Company:                          Catalina Coatings, Inc.
                                                     2555 N. Coyote Drive
                                                     Tucson, Arizona 85745

Any party may, by written notice to the other, change the address to which notices to such party are to be delivered or mailed.

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                  11. Assignment. Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party.

                  12. Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted from this Agreement and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

                  13. Applicable Law and General. The terms and provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Arizona shall constitute the entire agreement by the Company and Employee with respect to the subject matter hereof, and shall supersede any and all prior agreements or understandings between the parties, whether written or oral. This Agreement may be amended or modified only by written instrument executed by the parties.

                  14. Interpretation. Any issues regarding construction or interpretation of this Agreement shall be resolved without consideration of the identity of the drafting party.

                  15. Headings. The headings contained in this Agreement are solely for convenience of reference and shall not limit or affect the meaning construction or interpretation of any of the terms or provisions of this Agreement.

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                  16. Attorney's Fees. In the event of litigation over the terms of this Agreement, the prevailing party shall be entitled to an award of reasonable attorney's fees and costs.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    CATALINA COATINGS, INC., an Arizona
                                      corporation

                                    By:/s/ David G. Shaw
                                       -----------------------------------
                                       Name:  David G. Shaw
                                       Title: President

                                       /s/ David G. Shaw
                                       -----------------------------------
                                           David G. Shaw

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